Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

March 9, 2026

The Western Union Company

7001 East Belleview Avenue

Denver, Colorado 80237

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-290539 (the “Registration Statement”), filed by The Western Union Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $450,000,000 aggregate principal amount of the Company’s 4.750% Notes due 2029 (the “Securities”). The Securities are being issued under a Base Indenture dated as of November 17, 2006 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of September 6, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of May 3, 2019 (“Second Supplemental Indenture”), each between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Base Trustee”), and as further supplemented by the Third Supplemental Indenture dated as of March 9, 2026, among the Company, U.S. Bank Trust Company, National Association, as series trustee (the “Trustee”), and the Base Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated February 26, 2026 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the Board of Directors of the Company and resolutions of certain officers of the Company relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

The Western Union Company

March 9, 2026

documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee and when the Company’s corporate seal is affixed thereto, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP